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                                                                       EXHIBIT 5


                                April 22, 1994


V.F. Corporation
1047 North Park Road
Wyomissing, PA  19610

              RE:   V.F. CORPORATION REGISTRATION STATEMENT
                    ON FORM S-3 UNDER THE SECURITIES ACT OF 1933

Gentlemen:

                    As counsel for V.F. Corporation, a Pennsylvania corporation (the "Company"), we are furnishing this opinion in connection with the above-captioned Registration Statement relating to the offering and sale of the following securities of the Company (collectively, the "Securities") having an aggregate initial offering price of up to $400,000,000: (i) debt securities, consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities"); (ii) preferred stock, par value
$1.00 per share (the "Preferred Stock"); (iii) shares of common stock, without par value (the "Common Stock") and related preferred stock purchase rights (the "Rights") to be issued pursuant to a Rights Agreement dated January 13, 1988 between the Company and Morgan Shareholder Services Trust Company of New York (now First Chicago Trust Company of New York) as amended on April 17, 1990 and December 4, 1990 (the "Rights Agreement"); and (iv) warrants to purchase Debt Securities, shares of Preferred Stock and shares of Common Stock (collectively,
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V.F. Corporation
April 22, 1994
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the "Securities Warrants").  We have participated in the preparation of such
Registration Statements and have examined the Articles of Incorporation and By-Laws of the Company and such other documents, records, statutes and decisions as we have deemed relevant.

                    The Debt Securities are to be issued under and pursuant to an Indenture dated as of January 1, 1987 as supplemented by a First Supplemental Indenture dated as of September 1, 1989 (the "Indenture"), between the Company, Morgan Guaranty Trust Company of New York, as Retiring Trustee and United States Trust Company of New York, as Successor Trustee (the "Trustee") and a Second Supplemental Indenture dated as of April 1, 1994 between the Company and the Trustee. The Preferred Stock is to be issued under the Articles of Incorporation of the Company and a Statement with Respect to Shares (a "Statement with Respect to Shares") to be approved by the Board of Directors of the Company or a committee thereof and filed with the Secretary of State of the Commonwealth of Pennsylvania (the "Pennsylvania Secretary of State") pursuant to Section 1522(c) of the Business Corporation Law of 1988, as amended (the "BCL") of the Commonwealth of Pennsylvania.
The Common Stock is to be issued under the Articles of Incorporation of the Company. The Securities Warrants are to be issued under warrant agreements (the "Warrant Agreements") to be entered into between the Company and warrant agents to be named by the Company.

                    Certain terms of the Securities to be issued by the Company from time to time will be approved by the Board of Directors of the Company or a committee thereof as part of the corporate action taken and to be taken (the "Corporate Proceedings") in connection with the issuance of the Securities.

                    In connection with our opinion set forth in paragraph (4) below, we note that the question of whether the Board of Directors of the Company might be required to terminate the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion. In addition, our opinion set forth in paragraph (4) below is based upon the BCL as in effect on the date hereof. There is little judicial precedent interpreting the provisions of the BCL as they relate to the valid issuance of preferred stock purchase rights such as the Rights. For purposes of this opinion, we have assumed that a Pennsylvania court considering the valid issuance of the Rights would follow the judicial precedents construing analogous provisions of the Delaware General Corporation Law.

                    In connection with our opinion set forth in paragraph (5) below, we note that we have not reviewed a form of the Warrant Agreement and, accordingly, we have assumed that the Warrant Agreements are legal, valid and binding obligations of the Company.
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V.F. Corporation
April 22, 1994
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        Based on the foregoing, we are of the opinion that:

        (1) Upon the execution of the Debt Securities by the Company, the completion of all Corporate Proceedings and the authentication and delivery by the Trustee under the terms of the Indenture, the Debt Securities will be legal, valid and binding obligations of the Company and entitled to the benefits of the Indenture except as enforcement of the provisions of such Debt Securities and Indenture may be limited by bankruptcy or other laws of general application affecting the enforcement of creditors' rights and by general equity principles;

        (2) Upon the authorization, execution, delivery and filing with, and recording by, the Pennsylvania Secretary of State of the Statement with Respect to Shares, the completion of all Corporate Proceedings and the execution, authentication, issuance, delivery and sale of the Preferred Stock pursuant to such Statement with Respect to Shares and as contemplated by the Registration Statement, the Preferred Stock will be duly and validly authorized and issued, fully paid and non-assessable;

        (3) Upon the authorization of issuance of the Common Stock, the completion of all Corporate Proceedings and the execution, authentication, issuance, delivery and sale of the Common Stock as contemplated by the Registration Statement, the Common Stock will be duly and validly authorized and issued, fully paid and non-assessable;

        (4)   Assuming the Board of Directors of the Company, after
              fully informing itself with respect to the Rights Agreement and the Rights and after giving due consideration to all relevant issues, determined that the execution and delivery of the Rights Agreement and the issuance of the Rights thereunder would be in the best interest of the Company and its shareholders, and assuming further that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Common Stock has been validly issued and sold as contemplated by the Registration Statement, the Rights attributable to the shares of Common Stock will be validly issued;
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V.F. Corporation
April 22, 1994
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        (5)   Upon the execution and delivery of the applicable
              Warrant Agreement, the completion of all Corporate Proceedings and the execution, authentication, issuance and delivery of the Warrants pursuant to such agreement, the Warrants issuable pursuant to the Warrant Agreements will be duly and validly authorized and issued.

                    We hereby consent to the filing of a copy of this opinion as an exhibit to such Registration Statement and to the references to this firm in the Prospectus. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

                    Very truly yours,

                    CLARK, LADNER, FORTENBAUGH & YOUNG